Exhibit 99.1

Box, Inc. Announces Proposed Private Offering of $300 Million of Convertible Senior Notes

REDWOOD CITY, Calif., January 11, 2021 — (BUSINESS WIRE) — Box, Inc. (NYSE: BOX), a leader in cloud content management, today announced that it intends to offer, subject to market conditions and other factors, $300 million aggregate principal amount of convertible senior notes due 2026 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Box also intends to grant the initial purchasers of the notes an option to purchase up to an additional $45 million aggregate principal amount of the notes.

The notes will be general senior, unsecured obligations of Box and will accrue interest payable semiannually in arrears. The notes will be convertible into cash, shares of Box’s Class A common stock (“common stock”) or a combination of cash and shares of Box’s common stock, at Box’s election. The interest rate, initial conversion rate and other terms of the notes will be determined at the time of pricing of the offering.

Box intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. Box intends to use the remainder of the proceeds from this offering for working capital and other general corporate purposes, such as repayment of debt and potential acquisitions. While Box has not designated any specific uses and has no current agreements with respect to any material acquisition, Box is examining potential acquisitions. It is possible that Box may not be able to complete such acquisitions on favorable terms or complete them at all. Box does not anticipate that any of these potential acquisitions would be “significant” for purposes of Rule 3-05 of Article II of Regulation S-X.

In connection with the pricing of the notes, Box expects to enter into capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to Box’s common stock upon any conversion of notes, with such reduction subject to a cap. If the initial purchasers exercise their option to purchase additional notes, Box expects to enter into additional capped call transactions with the option counterparties.

Box expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates may enter into various derivative transactions with respect to Box’s common stock and/or purchase shares of Box’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Box’s common stock or the notes at that time.

In addition, Box expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Box’s common stock and/or purchasing or selling Box’s common stock or other securities of Box in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date for the capped call transactions). This activity could also cause or prevent an increase or a decrease in the market price of Box’s common stock or the notes, and to the extent the activity occurs during any observation period related to a conversion of notes, this could affect the value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Box’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contacts

Investors:

Alice Kousoum Lopatto and Elaine Gaudioso

+1 650-209-3467

ir@box.com

Media:

Denis Roy and Rachel Levine

+1 650-543-6926

press@box.com